EXHIBIT INDEX TO SCHEDULE 13G

EXHIBIT 1

Joint Filing Agreement by and between Hanover Holdings I, LLC and Joshua Sason, dated January 15, 2013, was previously filed with the SEC on January 15, 2013 as an exhibit to the initial Schedule 13G filed by Hanover Holdings I, LLC and Joshua Sason with respect to FreeSeas Inc. and is incorporated herein by reference.